Exhibit 10.19

U.S. SERVICES CASH OFFER LETTER
[DATE]

CONFIDENTIAL

[NAME]
via e-mail

Dear [NAME]:

We are pleased to make you a contingent offer of employment with [TPG COMPANY] (the “Company”). You will join TPG’s [CITY] office as [a/an] [POSITION TITLE [in the [GROUP]]]. Your employment will commence on [START DATE] or such other date upon which we mutually agree (“Start Date”).

[We are pleased to offer you employment with [TPG COMPANY] (the “Company”). You will join TPG as [a/an] [POSITION TITLE] [in the [GROUP/TEAM]]. Your employment will commence on [DATE] or such other date upon which we mutually agree (“Start Date”). On the Start Date, it is understood that you will be working remotely from [CITY/STATE]. Subject to our mutual agreement on timing, we will transfer your employment from the Company to [TPG COMPANY] based in our [CITY] office. Following such transfer, references to the Company will be deemed to be references to [TPG COMPANY]. We ask that you commit to work from the [CITY] office full time once the office reopens and reasonable timing on your relocation is agreed upon. By accepting this offer, you confirm your intent to do so.]

[Unless otherwise noted, all compensation will be subject to customary withholdings and will be payable in accordance with the Company’s customary payroll practices.] The details of the offer are as follows:

1.Annual Salary

Your [YEAR] annual salary will be $[AMOUNT] and will be prorated for the partial year from your Start Date. Thereafter, your salary will be determined by the Company in its sole discretion.

2.[Year-End Performance Evaluation and Bonus [if applicable]

You will be subject to the Company’s annual performance evaluation process, and you will be eligible to receive an annual performance bonus. Your annual bonuses will be determined by the Company in its sole discretion based on your performance and the Company’s performance as a whole. [Your [YEAR] [target] performance bonus will be [no less than] [up to] [[#]% of your base annual salary] [$[AMOUNT]] [, and will [not] be prorated for the partial year from your Start Date].]

Annual performance bonuses are typically paid in December, but in no event later than March 15th of the year following the year for which the bonus is earned, and are subject to your continued employment with the Company through the payment date. While historically performance bonuses have been paid in cash, the Company may modify the form of consideration to be comprised of cash, equity awards and other consideration in a manner and form consistent with bonuses for similarly situated employees. Moreover, the terms of the bonus plan are subject to change by the Company in its sole discretion.]

[Incentive Allocations [if applicable]

You will be eligible to receive incentive allocations on a similar basis to other Firm Partners. Your incentive allocations will be determined by TPG in its sole discretion. Based on expected performance, we would expect your [YEAR] allocation to be $[AMOUNT] and will not be prorated from your Start Date.

Incentive allocations are typically made in December (although such timing is subject to change) and are subject to your continued provision of services to TPG through the delivery date. Please note, however, you may not receive the expected amount, as it is dependent upon, among other things, proceeds derived from investments during the year and is subject to adjustment in accordance with annual performance results (with the amount, form and timing of such allocation to be determined by TPG in its sole discretion). Your incentive allocation is expected to be a combination of cash and restricted stock units (or other award under the TPG Inc. Omnibus Equity Incentive Plan (the “Plan”), as TPG may determine in its sole discretion) consistent with the Firm’s practice on equity award deferrals; provided, that, you shall be treated no less favorably than other Firm Partners are treated generally. The units will vest in accordance with the terms of the applicable award agreement (including being subject to your continued provision of services to TPG through the applicable vesting date) and otherwise be subject to definitive documentation; provided, that, you shall be treated no less favorably than other Firm Partners are treated generally.]

3.Benefits

You will be [immediately] eligible to participate in the Company’s standard employee benefit plans [effective as of your Start Date]. Such benefits currently include paid public holidays, health, life, long-term and short-term disability insurance and a 401(k) profit sharing plan. **The Federal limit for 401(k) contributions is [$AMOUNT]. Please submit a record of any [YEAR] contributions you have made with your previous employer to TPG Global Payroll at [EMAIL].

[In addition, you will receive [# OF DAYS] days paid vacation and [# OF DAYS] days sick time per year, prorated from your Start Date.] The Company reserves the right to modify, suspend, or discontinue any benefit at any time, with or without advance notice, and in its sole discretion. Your participation in such benefit plans is subject to the terms and conditions contained in the documents that govern such plans.

4.[One-Time Payment [if applicable]

You will receive a one-time payment of $[AMOUNT] within thirty (30) days following your Start Date. If you leave the Company within [# OF MONTHS] months following your Start Date, you will be [obligated to return to the Company the [AMOUNT].]]

[RSU Grants [if applicable]
On the next regularly scheduled grant date following your Start Date, the Company shall cause you to receive one-time grants of restricted stock units (or other award under the Plan, as TPG or its applicable Affiliate may determine in its sole discretion) with an aggregate grant value of $[AMOUNT] (with the number of units to be calculated using the ten-day volume weighted average trading price of TPG Inc.’s publicly listed common stock up to and including the grant date, rounded up to the nearest whole unit, or such other method as TPG or its applicable Affiliate may use from time-to-time (“10-day VWAP”)) and otherwise on terms consistent with other awards granted under such Plan, subject to your continued employment with the Company in good standing through the date on which such grant is awarded to you. Such equity awards will vest in the following tranches if the condition for such tranche is met and otherwise be subject to the terms of the Plan, TPG or its applicable Affiliate’s standard policies and other definitive documentation:

USD [AMOUNT]	Such tranche will vest annually in equal installments over [# OF YEARS] years commencing on the regularly scheduled quarterly vesting date aligned to the [# OF YEARS] year anniversary of the grant date. Dividend equivalents are paid on unvested RSUs.
USD [AMOUNT]	Such tranche will vest annually in equal installments over [# OF YEARS] years commencing on the regularly scheduled quarterly vesting date aligned to the [# OF YEARS] year anniversary of the grant date. Dividend equivalents are paid on unvested RSUs.
USD [AMOUNT]
Such tranche will vest if the following 3 share price hurdles, measured against the grant date close price (“base share price”), are met:

•Hurdle 1 $[AMOUNT]: [PERCENTAGE]% of the base share price by [# OF YEARS] years
•Hurdle 2 $[AMOUNT]: [PERCENTAGE]% of the base share price by [# OF YEARS] years
•Hurdle 3 $[AMOUNT]: [PERCENTAGE]% of the base share price by [# OF YEARS] years

Performance conditions are met when the 30-day VWAP equals or exceeds the stated share price hurdle.

Dividend equivalents are accrued for vested and unvested PRSUs and are paid when both the applicable service and performance conditions are met.

Notwithstanding anything to the contrary above and for the avoidance of doubt, no Performance RSUs shall vest before the [# OF YEARS] anniversary of the Start Date or after the [# OF YEARS] anniversary of the Start Date. Any outstanding Performance RSUs that are not vested as of the [# OF YEARS] anniversary of the Start Date, together with any accrued dividend equivalents with respect to such unvested Performance RSUs, will be forfeited in their entirety as of such [# OF YEARS] anniversary for no consideration. Further, performance and time-vested RSUs will be subject to the terms of the Plan, TPG AG’s standard policies and other definitive documentation, including, but not limited to: (a) no dividend equivalents in respect of unvested Performance RSUs shall be paid until such unvested Performance RSUs become vested, and (b) vesting of all RSUs shall in all cases be conditioned on your continued employment in good standing with the Company through the applicable vesting date.]

5.[Moving Allowance [if applicable]

[The Company will pay you a $[AMOUNT] moving expense allowance within thirty (30) days following your Start Date to help cover your moving expenses and other miscellaneous costs.] [This moving expense allowance will be subject to customary withholdings and will be payable in accordance with the Company’s customary payroll practices.] [[In addition, the] [The] Company will pay for the direct expenses to move your household goods and vehicles to [CITY] [up to a maximum amount of $[AMOUNT]], and such expenses will be included in your W-2.] [The Company will gross up these reimbursements at the federal supplemental rate to cover the taxes for you.]

[To assist with your move, the Company will provide temporary accommodations for [TIME] [or reimburse you for one house hunting trip to [CITY]]. Reimbursements related to temporary housing [and house hunting trips] are taxable to you, and reimbursements of such expenses will be included in your W-2.] [The Company will gross up these reimbursements at the federal supplemental rate to cover the taxes for you.]

[If you leave the Company within [# OF MONTHS] months following your Start Date, you will be obligated to repay the Company [AMOUNT] cost of your relocation.]

[[PERSON] on our HR team will assist you with the logistics of your move. This includes the coordination of all arrangements, such as, shipment of household goods. Upon acceptance of this offer, please email [PERSON’S EMAIL ADDRESS] to begin logistics coordination for assurance of timely relocation.]]

6.[Trial Period [if applicable]

You are being hired by the Company on a trial basis for [# OF DAYS] days for the purpose of assessing your ability to perform assigned tasks. This introductory period also allows you and the Company to get acquainted with one another and the opportunity for you to decide if you are satisfied with the position. The introductory period may be extended if the Company deems such extension necessary or appropriate. Upon successful completion of the introductory period, you will be considered a regular employee of the Company.]

7.Representations

You represent that, as of the Start Date, your acceptance [and commencement] of employment hereunder does not and will not result in a breach of any of the terms, conditions or other provisions of any employment or other agreement as in effect with any prior employer [or other third party (including, but not limited to, any confidentiality, non-disclosure, non-competition, non- solicitation, or other restrictive covenant, garden leave, or notice requirement, or invention assignment agreement)], and you are free to accept employment hereunder without any contractual restrictions (whether express or implied). [You further represent that during your employment with the Company, you will comply with any obligations you have to any prior employer or other third party (including, but not limited to, any confidentiality, non-disclosure, non-solicitation, or other restrictive covenant obligations).] You also represent that you have not taken or otherwise misappropriated (and you do not have in your possession or control) any confidential or proprietary information belonging to any of your prior employers or connected with or derived from your services to prior employers [or other third parties]. You further acknowledge and agree that you are not to use or cause the use of any such confidential or proprietary information in any manner whatsoever in connection with your employment hereunder.

[You represent and warrant that you have not engaged in any conduct (or aided or assisted any other person or entity to engage in any conduct) that could cause TPG, any of its Affiliates or another registered investment adviser to be censured, denied registration, or suspended under Section 203(e) of the Investment Advisers Act of 1940, as amended, including, but not limited to, any conduct constituting insider trading, a violation of the securities laws, fraud, embezzlement, or perjury, or any crime arising out of the business of an investment adviser. Further, you represent that: (a) you are not currently and have never been the subject of any investigation by any prior employer or a party in any securities-related or banking litigation or arbitration proceeding; (b) you are not the subject or target of any pending investigation, charge or complaint before a securities regulatory or self-regulatory organization, grand jury or any other forum; (c) you have never been fined, sanctioned or otherwise found to have violated any securities related regulation by any governmental agency or self-regulatory organization, whether or not such finding resulted in statutory disqualification; (d) no event has occurred or circumstance exists that would serve as a reasonable basis for any allegation of sexual harassment, sexual abuse or sexual misconduct to be made against you, and you (or a prior employer) have not entered into any settlement agreement related to allegations or threatened allegations of sexual harassment, sexual abuse or sexual misconduct; and (e) you have disclosed any material information to TPG regarding your personal investments, professional affairs, or any legal or regulatory matter of which you aware that, if publicly disclosed hereafter, could be expected to adversely reflect on the business, reputation or goodwill of TPG or any of its Affiliates.]

You [represent that you understand that this letter sets forth the terms and conditions of your employment relationship with the Company and as such, you have no express or implied right to be treated the same as or more favorably than any other employee of the Company or any of its Affiliates with respect to any matter set forth herein based on the terms or conditions of such person’s employment relationship with the Company or any of its Affiliates. You further] agree to keep the terms of this letter confidential and not to disclose any of the terms or conditions hereof to any other person, including any employee of the Company or [any of] its Affiliates, except your attorney or accountant [(provided they agree to keep such terms confidential)] or, upon the advice of counsel after notice to the Company, as may be required by law.

You represent that you have not relied on any representation or statement not set forth herein, and you expressly disavow any such representations or statements. Without limiting the foregoing, you represent that you understand that you shall not be entitled to any equity interest, profits interest or other interest in the Company (including, for these purposes, any of its Affiliates, including any fund, [investment vehicle,] account or business managed by any of them) except as set forth in a writing signed by the Company or its [applicable] Affiliate.

8.[Certain Covenants [if applicable]

(a)For so long as you are employed and for a period of [TIME] thereafter, you agree not to, whether on your own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly, (i) Solicit or endeavor to Solicit any Person who is providing services to the Company or any of its Affiliates (collectively, the “TPG Parties”) or any employee, consultant or advisor of a TPG Party to leave that position, including any such person who provided services to a TPG Party or was an employee, consultant or advisor of a TPG Party at any time during the [TIME] prior to such solicitation, (ii) hire any such Person or (iii) Solicit an investment by (or other business relationship with) any investor, shareholder, advisor or consultant of any TPG Party.

(b)As of the last day of your employment with the Company or any of its Affiliates, you will be deemed to have resigned from all of your offices and positions you held prior thereto in respect of the Company or its Affiliates, unless otherwise requested in writing by the Company.

Use this Garden Leave language for section (b), if applicable:
If your employment is terminated for any reason, you and the Company agree that it is in your interest and the Company’s interest for you to remain available to assist in the transition of your roles with the Company and its Affiliates to one or more successors, as determined by the Company in its sole discretion. As a result, you agree to provide the Company with at least [TIME] days’ notice prior to your resigning your employment with the Company (such notice period, your “Garden Leave”). During such Garden Leave, subject to and conditioned upon your performance of such services as may be requested by the Company from time to time, you shall continue to be employed by the Company, and receive your salary and benefits through the end of your Garden Leave. From and after the date you give such notice, except as otherwise requested by the Company, you will no longer be required to report to work, and you will not have access to any buildings, facilities or services, including without limitation, email and internal internet. The foregoing is not intended to (and does not) alter any rights that you may have under law, such as under COBRA, with respect to continuation of any applicable benefits. As of the end of the Garden Leave, you will be deemed to have resigned from all of your offices and positions you held prior thereto in respect of the Company or its Affiliates; provided, that upon request by the Company you shall resign from specific offices and positions prior to the end of the Garden Leave.

(c)All of your work product during the term of your employment will be the property of the TPG Parties. This includes, without limitation, all ideas, inventions, business methods and other creations conceived or made by you either alone or with others in connection with the performance of your services for any TPG Party. You agree to (and do hereby) assign to the TPG Parties (or their designee) all of your right, title and interest throughout the world in all such work product, and agree to execute such documents, and to take such other actions, as may be reasonably requested by the TPG Parties to effect the TPG Parties’ (or their designee’s) rights in all such work product.

(d)If the provisions of this Section are ever deemed by a court to exceed the limitations permitted by applicable law, you and the Company agree that such provisions shall be, and are, automatically reformed to the maximum limitations permitted by such law.

(e)For purposes of this letter:

(i)“Affiliate”, as to any Person, shall mean any other Person that controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(ii)“Person” shall mean any individual, partnership, limited liability company, corporation, trust or other legal entity.

(iii)“Solicit” shall mean soliciting, inducing, persuading, enticing or the making of any communication of any kind whatsoever, direct or indirect, regardless of by whom initiated, inviting, advising, encouraging or requesting any Person to take or refrain from taking or refraining from taking any action, and “Solicitation” shall have a corresponding meaning.]

9.Policies and Procedures

[During your employment with TPG, you will devote your full business time, attention, energy, and best efforts to the business and affairs of TPG and its Affiliates and its/their related funds, portfolio companies, and investment vehicles. In addition, you agree to adhere to and abide by all relevant federal, state, and local laws, rules, and regulations, as well as the rules, regulations, and by-laws of any applicable self-regulatory organization.] You [further] agree to comply fully with all Company policies and procedures applicable to employees, as amended and adopted from time to time[, including, but not limited to, the Employee Handbook, the Compliance Manual, and the Code of Ethics, which can be found on the Company’s intranet]. For reference, attached please find a brief Summary of Key Code of Ethics Requirements for some of the important personal trading provisions and disclosures to which you will be subject. Please contact [CONTACT PERSON] if you would like to receive a full copy of the Code of Ethics.

10.Set-off

You hereby acknowledge and agree (without limiting the Company’s rights otherwise available at law or in equity) that, to the extent permitted by law, any or all amounts or other consideration payable by the Company or any of its Affiliates pursuant to the provisions hereof or pursuant to any other agreement with the Company or any of its Affiliates, may be set off against any or all amounts or other consideration payable by you to the Company or any of its Affiliates hereunder or under any other agreement between you and any such entity.

11.Governing Law

This letter will be covered by and construed in accordance with the laws of the State of [STATE] [without regard to the principles of conflict of laws].

12.Miscellaneous

(a)This letter contains the entire understanding of the parties [in relation to its subject matter and supersedes any previous discussions, negotiations, agreements, or understandings between the parties relating thereto] and may be modified only in a document signed by the parties and referring explicitly to this letter. If any provision of this letter is determined to be unenforceable, the remainder of this letter shall not be adversely affected thereby. The Company’s affiliates are intended [third-party] beneficiaries under this letter. [This letter may not be assigned by the parties, except that your employment and this letter may be assigned by the Company to any of its Affiliates or to any successor to all or substantially all the assets of the Company, by merger or otherwise.]

(b)[No delay or omission on the part of the Company or its Affiliates in exercising any of its/their rights under this letter shall operate as a waiver of such right or any other right under this letter.]

(c)[All payments under this letter shall be made subject to applicable tax withholding, and the Company shall withhold from any payment under this letter all federal, state, and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. You shall bear all expense of, and be solely responsible for, all applicable employee or other federal, state, and local taxes due with respect to any payment received under this letter.]

(d)[The payments described herein are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and its implementing regulations and guidance (“Section 409A”), such that you are not subject to tax, interest or penalties under Section 409A, and shall be construed and governed in a manner consistent with this intent. Notwithstanding any provision herein, the Company makes no representations that the payments provided under this letter comply with Section 409A or an exemption thereunder, and in no event shall the Company or any of its Affiliates be liable for any tax, penalty, interest or other expense that may be incurred by you on account of non-compliance with Section 409A. In no event may you, directly or indirectly, designate the calendar year of any payment hereunder, except in compliance with Section 409A.]

(e)[This letter is the product of negotiations between the parties hereto and any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this letter and are expressly waived.]

Notwithstanding the above, your employment with the Company is subject to the receipt by the Company of (a) a fully executed non-disclosure agreement, (b) a background investigation report, positive reference checks and a political contribution history report on you (conducted by the Company or its Affiliates), (c) a Political Contributions Disclosure Form, and (d) proof of your ability to provide and maintain the proper and necessary documentation required for you and the Company to comply with all applicable United States immigration laws and regulations, all of which must be satisfactory to the Company in its sole discretion. Please be prepared on your first day of employment to show specific documentation to certify your legal right to work in the United States.

This offer of employment does not constitute an employment contract, and, if you accept this offer, your employment with the Company will be “at will.” This means that your employment will not be for a specific term, but rather your employment will be terminable at any time by you or the Company, with or without reason or notice.

If this offer of employment is acceptable to you, please execute this letter along with the completed authorization forms and Political Contributions Disclosure Form. If you have any questions, please feel free to call [PRIMARY CONTACT] at [PRIM. CONTACT PHONE #] or [ALTERNATIVE CONTACT] at [ALT. CONTACT PHONE #]. We look forward to working with you.

Sincerely,

[AUTHORIZED SIGNOR]
[TITLE]

ACCEPTED AND AGREED:

[NAME]